CERTIFICATE OF SECRETARY

     I, DONALD B. WILLIFORD, Secretary of Ruddick Corporation, a corporation duly organized and existing under the laws of the State of North Carolina, do hereby certify that attached hereto as Exhibit A is a true and correct copy of a resolution duly adopted by the Board of Directors of said corporation at a meeting of said Board of Directors duly called and held on November 17, 1994, and that such resolution is in full force and effect and has not been amended or rescinded as of the date hereof.

     IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the corporation this 22nd day of November, 1994.


                                         DONALD B. WILLIFORD

                                        Donald B. Williford
                                        Secretary

(CORPORATE SEAL)



                         EXHIBIT A

     FURTHER RESOLVED, that Richard N. Brigden and Douglas A. Stephenson and each of them with full power to act without the other, be, and they hereby are, authorized and empowered to sign the aforesaid Registration Statement and any amendment or amendments (including post-effective amendments) thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the following, to wit: the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer of the Corporation, including the President, the Chairman of the Board of Directors and the Chairman of the Executive Committee;